EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-131076) of Enbridge Energy Partners, L.P. of our report dated April 28, 2006 relating to the consolidated statements of financial position of Enbridge Energy Company, Inc., which appears in the Current Report on Form 8-K of Enbridge Energy Partners, L.P. dated May 10, 2006.

PricewaterhouseCoopers LLP

Houston, Texas

May 9, 2006